Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Consulting Agreement”) is entered into between World Fuel Services, Inc. (the “Company”) and Michael Crosby (the “Consultant”) with an effective date of April 1, 2022 (the “Effective Date”).  The Company and the Consultant (each, a “Party” and collectively, the “Parties”) agree as follows:

1.            Description of Services.  Consultant agrees to provide to Company consulting services as described in Exhibit A attached hereto (the “Services”).  Exhibit A may be amended from time to time by mutual written consent of the Parties to include other work projects or services.  Consultant shall perform the Services during the Term (as defined below) in a diligent and professional manner and in accordance with the provisions of this Consulting Agreement.

2.            Term.  This Consulting Agreement shall commence on the Effective Date and end on December 31, 2023, unless terminated earlier in accordance with Section 3 below (the “Term”).  Thereafter, the Term may be extended by mutual written agreement of the parties.

3.            Termination.  The Company may terminate this Consulting Agreement with immediate effect if the Consultant engages in any act of gross misconduct; material dishonesty; unlawful activity; or if Consultant breaches his obligations set forth in Section 8 below.  Following termination, the Company shall be relieved of the obligation to pay Consultant the consideration specified in Section 4 below for any period following the date of such termination. In the event Company does not perform its obligations under this Consulting Agreement, Consultant may terminate the Consulting Agreement with 60 days prior written notice. In such event, Company will be responsible for compensation accrued to date of termination.

4.            Compensation.  Company shall pay Consultant the gross amount of $28,000.00 (twenty-eight thousand dollars) per month by no later than the 10th day of each month, during the Term to perform the Services.   The Company shall pay Consultant a one-time payment in the gross amount of $5,000.00 (five thousand dollars) for the Consultant’s purchase of IT technology / equipment (cell phone, etc.) to be used in furtherance of the Services.  (This equipment will remain the property of Consultant, and Consultant need not reimburse the Company for any funds that remain unspent.)  Consultant shall invoice Company for the amounts specified under this Section 4.

5.            Confidentiality.  Consultant acknowledges and agrees that that his Confidentiality and Non-Competition Agreement (the “Non-Compete Agreement”) with World Fuel Services, Inc. remains in full force and effect, and that he remains bound by the confidentiality provisions therein.  Consultant agrees to treat all information he obtains in the course of performing services hereunder as “Confidential Information” (as defined in the Non-Compete Agreement).

6.            Travel/Expenses.  Provided that the Company has given written authorization to Consultant to incur travel-related expenses, Company shall reimburse Consultant for all reasonable out-of-pocket travel expenses incurred by Consultant directly in connection with the performance of the Services, in accordance with the Company’s expense reimbursement policy of Company.  Consultant will not be reimbursed for gifts or meals and entertainment with customers.  Travel-related expenses shall require the prior written approval of Company.  All reimbursable travel expenses must be supported by receipts or other appropriate documentation.

Exhibit 10.1

7.            Taxes.  Consultant shall be responsible for determining the applicability of any sales, use, excise, or similar taxes which may be applicable to the performance of the Services, if any.  Consultant shall clearly and separately state any applicable taxes on Consultant’s invoice to Company and Company shall pay any such taxes so invoiced. Consultant shall pay all taxes collected from Company to the appropriate taxing authority.  Consultant, and not Company, shall be obligated to pay any applicable taxes not invoiced to Company on the invoice for corresponding Services, including without limitation, any and all interest, penalties and attorneys’ fees.

8.            Compliance with Applicable Law; Corporate Policies.  Consultant will comply with all laws applicable to the performance of this Consulting Agreement.  Consultant will abide by and be bound by the World Fuel Services Corporation Anti-Corruption Policy, Business Partner Code of Conduct, and Securities Trading Policy (the “Corporate Policies”) as such Corporate Policies may be amended from time to time.

9.            Relationship of Parties.  The appointment of Consultant pursuant to this Consulting Agreement shall not constitute Consultant an employee or partner of Company, and Consultant shall not have any right to bind Company, transact any business in Company’s name or on its behalf in any manner or form, or make any promises or representations on behalf of Company.  Consultant shall not in any manner assume or create, or attempt to create, any obligation on behalf or in the name of Company.  Consultant is an independent contractor, engaged in his own separate business of providing services, and shall have no employment relationship with Company under United States law.  Consultant shall pay all taxes, foreign or domestic, arising from its services or the Compensation it receives under this Consulting Agreement.

10.            Entire Agreement.  This Agreement constitutes the sole Agreement of the Parties and correctly states the rights, duties, and obligations of each party with respect to the consulting arrangement between the Parties.  Any prior agreement, promises, negotiations, or representations between the parties not expressly stated in this document are not binding.  All subsequent modifications shall be in writing and signed by the parties.  Notwithstanding the foregoing, the Consultant acknowledges and agrees that his Non-Compete Agreement remains in full force and effect in accordance with its terms, and that the “Restricted Period” referenced therein shall be extended by the Term of this Agreement.

11.            Governing Law/Jurisdiction.  The validity and effect of this Consulting Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.  Any dispute, controversy or question of interpretation arising under, out of, in connection with, or in relation to this Consulting Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the courts in Miami-Dade County, Florida.

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Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed and delivered, or have caused to be executed and delivered by their duly authorized representatives, as applicable, this Consulting Agreement as of the date first above written.

Michael J. Crosby	World Fuel Services, Inc.

By: /s/ Michael J. Crosby	By: /s/ Fernando Casadevall
Signature	Fernando Casadevall
Authorized Person

Date: March 22, 2022	Date: March 22, 2022

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